Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-229584

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 22, 2019

and Prospectus Supplement dated February 12, 2020)

PolarityTE, Inc.

10,638,298 Shares of Common Stock

Warrants to Purchase 10,638,298 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus supplement dated February 12, 2020 to the original prospectus dated February 22, 2019 (the “Prospectus”), which form a part of our Registration Statement on Form S-3 (Registration No. 333-229584) (the “Registration Statement”). This prospectus supplement is being filed to update and supplement the information in the Prospectus and all other supplements to the original prospectus filed previously.

On February 14, 2020, we sold 10,638,298 shares of our common stock and warrants to purchase up to 10,638,298 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of each of the warrants) under the Prospectus. Each warrant sold in the offering had an exercise price of $2.80 per share of common stock and is exercisable until February 14, 2027. On November 19, 2020, we reduced the exercise price of the warrants to $0.10 per share effective November 20, 2020.

Concurrently with the reduction of the warrant exercise price we entered into a repricing letter agreement with the holders of 10,063,298 warrants pursuant to which we agreed we will not sell equity securities for a period of 30 days, except for equity securities issued under our equity incentive plans established for employees, directors, and consultants and equity securities issued pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors.

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “PTE.” The last reported sale price of our common stock on The Nasdaq Capital Market on November 20, 2020 was $0.9199 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited. The warrants were issued in book-entry form pursuant to a warrant agency agreement between us and Equity Stock Transfer, LLC, as warrant agent.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page S-4 of the prospectus supplement dated February 14, 2020, and page 4 of the original prospectus dated February 22, 2019, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 20, 2020